Exhibit 99.1

BERKSHIRE HILLS REPORTS HIGHER SECOND QUARTER EARNINGS

BOSTON, July 21, 2021 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that second quarter 2021 delivered earnings per share of $0.43, compared to a loss in same quarter last year and an increase of 65% from $0.26 in the first quarter of 2021. Adjusted earnings per share, a non-GAAP measure, increased by 38% to $0.44 from $0.32 in the first quarter. Second quarter results featured year-over-year fee income growth due to higher consumer activity, disciplined expense control, credit improvement and resumption of share repurchases that were paused in 2020.

SECOND QUARTER FINANCIAL HIGHLIGHTS (Comparisons are to the prior year unless otherwise stated; non-GAAP measures are reconciled on pages F-9 and F-10).

•	27% increase in non-interest income
•	89% decrease in non-interest expense; 2% decrease in adjusted non-interest expense (non-GAAP measure)
•	Stable net interest margin and net interest income over last four quarters
•	No provision for credit losses on loans, compared to $30 million in 2Q’20
•	53% reduction in net loan charge-offs from prior quarter, while relatively flat over 2Q’20
•	65% reduction in wholesale funding to 5% of assets
•	Deposit costs down to 25bps compared to 79bps in 2Q’20 and 36bps in the first quarter of 2021
•	Stock repurchases of 745,000 shares (1.5% of outstanding stock)
•	Returned $26.8 million of capital to shareholders in 2Q’21 through buybacks and dividends amounting to 124% of 2Q’21 GAAP net income

CEO Nitin Mhatre stated, “We posted a solid quarter of improved earnings, with increased business activity and a stable margin. Efficiency improved and our return on tangible common equity advanced to 7.9%. Credit performance improved across the board as our customers return to more normalized operations.”

Mr. Mhatre continued, “In May, we announced our new strategic plan which we call Berkshire’s Exciting Strategic Transformation, or ‘BEST’. Under this plan, we get better before we get bigger, as we target to earn in excess of our cost of capital on completion of the three-year plan. We’re taking advantage of multiple merger-related market disruptions to add customers and to supplement our strong team with additional talent. Our BEST plan includes capital optimization and returning capital to shareholders, and in the second quarter we announced a stock repurchase program and initiated share buybacks.”

RESULTS OF OPERATIONS

Earnings: Earnings per share (EPS) of $0.43 compared to a loss in the second quarter last year and represented a 65% increase over the previous quarter. Adjusted EPS, a non-GAAP measure, were $0.44, also compared to a year ago loss, and represented a 38% increase over the previous quarter. Stable net interest income, higher fee revenue, lower expenses and a decrease in the provision for credit losses on loans drove the positive results.

Adjusted earnings exclude items not viewed as related to ongoing operations. In 2020, these items were primarily a goodwill impairment change. In 2021, these items were primarily restructuring expenses recorded in the first quarter for the consolidation of branch offices.

GAAP pre-tax pre-provision net revenue (“PPNR”) of $29 million compared to a loss in the second quarter last year and represented a 23% increase over the previous quarter. Adjusted PPNR increased by 23% over last year and by 9% over the prior quarter.

The efficiency ratio improved quarter over quarter to 67.8% from 71.3%, as non-interest expense decreased by 12% due to broad-based reductions in most categories.

The second quarter return on assets improved quarter over quarter to 0.70% from 0.42%, while adjusted return on assets improved to 0.71% from 0.51%. The second quarter return on tangible common equity was 7.9%, while the adjusted return on tangible common equity was 8.1%.

Revenue: Total net revenue increased by 3% year over year to $97 million from $95 million due to higher non-interest income resulting from increased customer activity.

Net interest income declined 3% year over year and rose modestly on a linked quarter basis. Due to the steady repricing of deposits and the reduction in higher cost wholesale funds, the net interest margin has been stable at approximately 2.62% over the last five quarters. The cost of deposits decreased year over year by 54 basis points to 0.25% and the total cost of funds decreased by 56 basis points to 0.36%.

Second quarter non-interest income increased year over year by $5 million, or 27%. This included a $2 million increase in deposit related fees reflecting increased customer activity. Additionally, SBA loan originations revenue increased by $3 million to a record $5.3 million, reflecting strong market conditions and expansion of the SBA team. Wealth management related revenue increased by 22%, reflecting account growth and improved market conditions.

Credit Loss Provision: There was no provision required for expected credit losses on loans in the second quarter. The provision expense is down from $30 million in the second quarter of 2020 and from $6.5 million linked quarter, reflecting much improved economic and credit conditions.

Expense: Non-interest expense decreased 89% year over year due to the goodwill write-off in the second quarter of 2020. Excluding this write-off, adjusted expense was down by $2 million, or 2%, due primarily to processing expenses in 2020 related to Paycheck Protection Program (“PPP”) loans. Expenses improved quarter over quarter with broad based reductions in all categories. Total branches have been reduced to 115 offices from 130 at the start of the year. Full time equivalent staff totaled 1,417 positions at midyear, compared to 1,505 positions at the start of the year. The second quarter 2021 effective income tax rate was 24%. New tax credit investments recorded in July are targeted to benefit the effective rate in the second half of the year.

BALANCE SHEET

Loans: Total period end loans decreased in the second quarter by $426 million, or 6%, to $7.23 billion primarily due to $271 million in PPP loan forgiveness, bringing the remaining PPP loan balance down to $173 million. All other total commercial loans were stable, as growth in originations offset further paydowns in targeted COVID-19 sensitive portfolios. Residential mortgages decreased by $109 million due to ongoing rate-related refinancings. Included in assets held for sale are $253 million in Mid-Atlantic loan balances which are targeted to be sold as part of the previously announced planned branch sale.

Asset Quality. Asset quality metrics continued to improve toward pre-pandemic levels during the second quarter. Accruing delinquent loans decreased year over year by 61% to $19 million, or 0.26% of loans. Total COVID-19 related loan modifications decreased year over year by 94% to $98 million, and measured 1.4% of total loans at midyear. The allowance for credit losses on loans decreased by $5 million to $119 million primarily due to the decrease in loan balances. At period-end, the allowance measured 1.65% of total loans and 1.69% of total loans excluding PPP loans.

Deposit and Borrowings: Total deposits decreased from the prior quarter by $330 million primarily due to an $80 million paydown of maturing brokered deposits and a $190 million decrease in daily fluctuating payroll deposit balances. Average deposits increased, driven by a $250 million, or 10%, increase in average non-interest bearing demand deposits. The ratio of loans/deposits decreased to 73% from 75%. Higher cost wholesale funds, consisting of brokered deposits and borrowings, decreased by $213 million, or 24%, to $668 million and measured 5% of period-end total assets. Most of these balances are targeted to be repaid as they mature in the second half of the year. At period-end, liabilities held for sale included $633 million in Mid-Atlantic branch deposit balances which are targeted for sale in the third quarter.

Equity: During the second quarter, Berkshire announced a board authorization for the repurchase of 2.5 million shares. As of quarter end, the Company had repurchased 745 thousand shares, or 1.5% of outstanding shares, at an average price of $27.85, totaling $20.8 million. The Tier 1 common equity ratio increased to an estimated 14.3% from 14.2% in the prior quarter. Berkshire declared a regular quarterly dividend of $0.12 per share with a June 29 record date and July 8 payment date.

CORPORATE RESPONSIBILITY & ESG UPDATE

Berkshire is committed to purpose-driven, community-dedicated banking that enhances value for all its stakeholders in pursuit of its vision to be the leading socially responsible community bank in the markets it serves. Learn more about the steps Berkshire is taking at www.berkshirebank.com/csr and in its most recent Corporate Responsibility Report.

Key developments in the quarter include:

•	Launch of new socially responsible financial solutions: In support of Berkshire’s Exciting Strategic Transformation (BEST), the Bank launched two new financial solutions which are now part of its socially responsible banking ecosystem.

	o	MyCheck, Berkshire’s new check cashing service helps individuals cash checks at any one of its branches or MyTeller ITM locations for a fraction of the cost of traditional services. The offering provides an on-ramp for underbanked consumers to access a full banking relationship with Berkshire.

	o	MyFreedom, provides a safe, transparent, affordable, and accessible checking account as part of its socially responsible banking ecosystem. The account has no charges for overdrafts or monthly maintenance fees and offers free Mobile Banking with Mobile Deposit as well as access to Berkshire Bank's Greenpath Financial Wellness programs. MyFreedom recently received national certification from the Cities for Financial Empowerment Fund through their BankOn program.

•	Continued Commitment to Equity, Inclusion & Culture: Berkshire’s Be FIRST culture continues to play an important role in the Company’s transformation. Its PRIDE LGBTQIA+ Employee Resource Group celebrated Pride Month and Berkshire joined the Human Rights Campaign’s Business Coalition for the Equality Act. Its Health & Wellness and Multicultural Employee Resource Groups hosted programming for Mental Health awareness month and Berkshire came together again to celebrate the impactful significance of Black history in America on Juneteenth National Independence Day. Employees received a paid floating holiday to commemorate the day for the second consecutive year. The Company also recognized six of its employees for their commitment to volunteerism with its Volunteer Service X-ellence Awards while naming an additional 18 employees to its volunteering honor roll.

•	Awards & Recognition: Berkshire was honored for the fourth consecutive year with the Communitas Award for Leadership in Corporate Social Responsibility. In addition, the Company was named a finalist for the North American Inspiring Workplaces Award for culture and social responsibility and was named a leader in Diversity, Equity and Inclusion by the Albany Business Review.

•	Current ESG Performance: The Company continued to improve its Environmental, Social and Governance (ESG) ratings, generally outperforming peers. As of June 30, 2021 the Company received ratings of: MSCI ESG- BBB; ISS ESG Quality Score - Environment: 2, Social: 1, Governance: 2; and Bloomberg ESG Disclosure- 47.81. The company is also rated by Sustainalytics.

INVESTOR CONFERENCE CALL AND INVESTOR PRESENTATION

Berkshire will post an investor presentation at its website at ir.berkshirebank.com with additional financial information and other information about the quarter.

Berkshire will conduct a conference call/webcast at 10:00 a.m. Eastern Time on Wednesday, July 21, 2021 to discuss results for the quarter and provide guidance about expected future results.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10157983/ea164d8160. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email.

Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of Berkshire’s website at ir.berkshirebank.com.

Those parties who do not have Internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 1-844-792-3726 and asking the Operator to join the Berkshire Hills Bancorp (BHLB) earnings call. Participants are requested to dial in a few minutes before the scheduled start of the call.

A telephone replay of the call will be available for one week by dialing 877-344-7529 and entering access number 10157983. The webcast will be available on Berkshire's website for an extended period of time.

ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp is the parent of Berkshire Bank, which is transforming what it means to bank its neighbors socially, humanly and digitally to empower the financial potential of people, families and businesses in its communities as it pursues its vision of being the leading socially responsible omni-channel community bank in the markets it serves. Headquartered in Boston, Berkshire has $12.3 billion in assets and operates 115 banking offices primarily in New England and New York.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

Accordingly, you should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included on pages F-9 and F-10 in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

The Company utilizes the non-GAAP measure of adjusted earnings in evaluating operating trends, including components for adjusted revenue and expense. These measures exclude items which the Company does not view as related to its normalized operations. These items primarily include securities gains/losses, merger costs, restructuring costs, goodwill impairment, and discontinued operations. In 2020, the Company recorded a full impairment of its goodwill and exited its discontinued national mortgage banking operations. Other adjusted expense in 2020 was primarily related to costs of the separation with the former CEO, as well as consulting for the CEO succession process. A 2020 adjusted gain was recognized on the sale of a specialty commercial insurance business line. In 2021, restructuring and other expense was primarily related to branch consolidation costs.

The Company measures of Adjusted Pre-Provision Net Revenue (“Adjusted PPNR”) which measures adjusted income before credit loss provision and tax expense. PPNR is used by the investment community due to the volatility and variability across banks related to credit loss provision expense under the Current Expected Credit Loss accounting standard. The Company also calculates adjusted PPNR/assets in order to utilize the PPNR measure in assessing its comparative operating profitability.

Non-GAAP adjustments are presented net of an adjustment for income tax expense. This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to adjusted income. The efficiency ratio is adjusted for adjusted revenue and expense items and for tax preference items. The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community.

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CONTACTS

Investor Relations Contacts

Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973

Media Contact:

Gary Levante, SVP, Corporate Responsibility & Culture
Email: glevante@berkshirebank.com
Tel: (413) 447-1737

TABLE INDEX	CONSOLIDATED UNAUDITED FINANCIAL SCHEDULES
F-1	Selected Financial Highlights
F-2	Balance Sheets
F-3	Loan and Deposit Analysis
F-4	Statements of Operations
F-5	Statements of Operations (Five Quarter Trend)
F-6	Average Balances and Average Yields and Costs
F-7	Asset Quality Analysis
F-8	Asset Quality Analysis (continued)
F-9	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Five Quarter Trend)
F-10	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Year-to-Date)

SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED - (F-1)

	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
	2020	2020	2020	2021	2021

NOMINAL AND PER SHARE DATA
Net earnings/(loss) per common share, diluted	$(10.93)	$0.42	$0.30	$0.26	$0.43
Adjusted earnings/(loss) per common share, diluted (2)	(0.13)	0.53	0.28	0.32	0.44
Net income/(loss), (thousands)	(549,381)	21,225	15,009	13,031	21,636
Adjusted net income/(loss), (thousands) (2)	(6,464)	26,424	14,062	16,015	22,104
Total common shares outstanding, period-end (thousands)	50,192	50,306	50,833	50,988	50,453
Average diluted shares, (thousands)	50,246	50,329	50,355	50,565	50,608
Total book value per common share, (end of period)	22.79	23.03	23.37	23.05	23.30
Tangible book value per common share, (end of period) (2)	21.94	22.22	22.68	22.39	22.66
Dividends per common share	0.24	0.12	0.12	0.12	0.12
Full-time equivalent staff, continuing operations	1,511	1,507	1,505	1,467	1,417

PERFORMANCE RATIOS (3)
Return on equity	(131.17)%	7.50%	5.22%	4.50%	7.37%
Adjusted return on equity (2)	(1.54)	9.33	4.89	5.53	7.53
Return on tangible common equity (2)	(206.08)	8.32	5.85	4.98	7.92
Adjusted return on tangible common equity (2)	(2.05)	10.27	5.50	6.04	8.08
Return on assets	(16.38)	0.67	0.48	0.42	0.70
Adjusted return on assets (2)	(0.19)	0.84	0.45	0.51	0.71
Net interest margin, fully taxable equivalent (FTE) (4)(5)	2.62	2.61	2.61	2.62	2.62
Efficiency ratio (2)	71.01	65.39	71.03	71.32	67.82

FINANCIAL DATA (in millions, end of period)
Total assets	$13,063	$12,614	$12,838	$12,757	$12,273
Total earning assets	12,267	11,832	12,090	12,071	11,571
Total loans	9,370	8,982	8,082	7,659	7,233
Total deposits	10,776	10,467	10,216	10,244	9,914
Loans/deposits (%)	87%	86%	79%	75%	73%
Total shareholders' equity	$1,164	$1,179	$1,188	$1,175	$1,175

ASSET QUALITY
Allowance for credit losses, (millions)	$139	$134	$127	$124	$119
Net charge-offs, (millions)	(4)	(6)	(17)	(10)	(5)
Net charge-offs (QTD annualized)/average loans	0.17%	0.27%	0.80%	0.51%	0.26%
Provision expense, (millions)	$30	$1	$10	$7	$-
Non-performing assets, (millions)	47	49	67	58	49
Non-performing loans/total loans	0.48%	0.53%	0.80%	0.73%	0.66%
Allowance for credit losses/non-performing loans	311	284	196	222	250
Allowance for credit losses/total loans	1.49	1.50	1.58	1.62	1.65

CAPITAL RATIOS
Common equity tier 1 capital to risk weighted assets (6)	12.7%	13.2%	13.8%	14.2%	14.3%
Tier 1 capital leverage ratio (6)	8.6	9.2	9.4	9.5	9.5
Tangible common shareholders' equity/tangible assets (2)	8.5	8.9	9.0	9.0	9.3

(1) Reconciliations of non-GAAP financial measures, including all references to adjusted and tangible amounts, appear on pages F-9 and F-10.

(2) Non-GAAP financial measure. adjusted measurements are non-GAAP financial measures that are adjusted to exclude net non-adjusted charges primarily related to acquisitions and restructuring activities. See pages F-9 and F-10 for reconciliations of non-GAAP financial measures.

(3) All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

(4) Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.

(5) The effect of purchase accounting accretion for loans, time deposits, and borrowings on the quarterly net interest margin was an increase in all quarters, which is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: 0.07%, 0.08%, 0.07%, 0.05%, 0.08%.

(6) Presented as projected for June 30, 2021 and actual for the remaining periods.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-2)

	June 30,	December 31,	March 31,	June 30,
(in thousands)	2020	2020	2021	2021
Assets
Cash and due from banks	$102,105	$91,219	$81,285	$98,262
Short-term investments	942,047	1,466,656	1,818,323	1,728,419
Total cash and short-term investments	1,044,152	1,557,875	1,899,608	1,826,681

Trading security	9,519	9,708	9,350	8,853
Marketable equity securities, at fair value	33,263	18,513	15,801	15,709
Securities available for sale, at fair value	1,458,036	1,695,232	1,627,330	1,640,512
Securities held to maturity, at amortized cost	334,895	465,091	610,637	665,786
Federal Home Loan Bank stock and other restricted securities	46,139	34,873	28,680	19,638
Total securities	1,881,852	2,223,417	2,291,798	2,350,498
Less: Allowance for credit losses on investment securities	(113)	(104)	(111)	(130)
Net securities	1,881,739	2,223,313	2,291,687	2,350,368

Loans held for sale	62,881	17,748	18,377	6,494

Total loans	9,370,271	8,081,519	7,658,778	7,232,591
Less: Allowance for credit losses on loans	(139,394)	(127,302)	(123,800)	(119,044)
Net loans	9,230,877	7,954,217	7,534,978	7,113,547

Premises and equipment, net	118,722	112,663	108,538	104,680
Other real estate owned	40	149	149	85
Goodwill and other intangible assets	42,477	34,819	33,500	32,203
Other assets	660,404	619,925	566,809	562,691
Assets held for sale (1)	-	317,304	303,697	276,576
Assets from discontinued operations	21,692	-	-	-
Total assets	$13,062,984	$12,838,013	$12,757,343	$12,273,325

Liabilities and shareholders' equity
Demand deposits	$2,573,786	$2,484,249	$2,750,393	$2,819,012
NOW and other deposits	1,453,397	1,003,005	1,856,988	1,696,762
Money market deposits	2,525,761	3,371,353	2,486,261	2,398,256
Savings deposits	932,243	972,116	1,047,506	1,065,428
Time deposits	3,290,721	2,385,085	2,103,222	1,934,442
Total deposits	10,775,908	10,215,808	10,244,370	9,913,900

Senior borrowings	719,638	474,357	351,354	217,847
Subordinated borrowings	97,165	97,280	97,338	97,396
Total borrowings	816,803	571,637	448,692	315,243

Due to broker	-	-	-	-
Other liabilities	280,843	232,730	229,832	222,105
Liabilities held for sale (1)	-	630,065	659,310	646,688
Liabilities from discontinued operations	25,290	-	-	-
Total liabilities	11,898,844	11,650,240	11,582,204	11,097,936

Preferred shareholders' equity	20,325	-	-	-
Common shareholders' equity	1,143,815	1,187,773	1,175,139	1,175,389
Total shareholders' equity	1,164,140	1,187,773	1,175,139	1,175,389
Total liabilities and shareholders' equity	$13,062,984	$12,838,013	$12,757,343	$12,273,325

(1) Includes loans and deposits from planned branch sales in the Mid-Atlantic region.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-3)

LOAN ANALYSIS

				Growth %
(in millions)	December 31, 2020 Balance	March 31, 2021 Balance	June 30, 2021 Balance	Quarter ended June 30, 2021	Year to Date
Total commercial real estate	$3,647	$3,645	$3,652	-%	-%
Commercial and industrial loans	1,326	1,297	1,286	(1)	(6)
Paycheck Protection Program (PPP) Loans	633	444	173	(61)	(145)
Total commercial loans	5,606	5,386	5,111	(5)	(18)

Total residential mortgages	1,813	1,668	1,559	(7)	(28)

Home equity	295	280	270	(3)	(17)
Auto and other	368	325	293	(10)	(41)
Total consumer loans	663	605	563	(7)	(30)
Total loans	$8,082	$7,659	$7,233	(6)%	(21)%

DEPOSIT ANALYSIS

				Growth %
(in millions)	December 31, 2020 Balance	March 31, 2021 Balance	June 30, 2021 Balance	Quarter ended June 30, 2021	Year to Date
Non-interest bearing	$2,484	$2,750	$2,819	3%	27%
NOW and other	1,003	1,857	1,697	(9)	138
Money market	3,372	2,486	2,398	(4)	(58)
Savings	972	1,048	1,065	2	19
Time deposits	2,385	2,103	1,935	(8)	(38)
Total deposits (1)	$10,216	$10,244	$9,914	(3)%	(6)%

(1) Included in total deposits are brokered deposits of $358.4 million, $431.5 million and $610.6 million at June 30, 2021, March 31, 2021, and December 31, 2020, respectively.

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED - (F-4)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2021	2020	2021	2020
Interest income	85,364	103,688	173,517	219,883
Interest expense	9,971	26,098	23,031	55,865
Net interest income from continuing operations, not FTE	75,393	77,590	150,486	164,018
Non-interest income from continuing operations
Deposit related fees	7,508	5,373	14,634	13,320
Loan fees and revenue	7,431	5,717	17,677	7,019
Insurance commissions and fees	2,292	2,767	5,422	5,791
Wealth management fees	2,519	2,057	5,291	4,627
Mortgage banking originations	534	1,644	1,336	2,603
Other	2,211	(999)	4,359	(1,435)
Total non-interest income excluding gains/(losses)	22,495	16,559	48,719	31,925
Securities (losses)/gains, net	(484)	822	(515)	(8,908)
Gain on sale of business operations and assets, net	-	-	-	-
Total non-interest income	22,011	17,381	48,204	23,017
Total net revenue from continuing operations	97,404	94,971	198,690	187,035
Total net revenue from continuing operations excluding (losses)/gains	97,888	94,149	199,205	195,943

Provision for credit losses	-	29,871	6,500	64,678
Non-interest expense from continuing operations
Compensation and benefits	36,970	39,403	75,705	76,312
Occupancy and equipment	10,599	10,195	21,623	21,327
Technology and communications	8,214	7,755	16,807	15,836
Professional services	3,701	2,565	10,315	5,285
Other expenses	9,382	10,595	19,084	23,078
Merger, restructuring and other non-operating expenses	6	553,762	3,492	553,762
Total non-interest expense	68,872	624,275	147,026	695,600
Total non-interest expense excluding merger, restructuring and other	68,866	70,513	143,534	141,838

Income/(loss) from continuing operations before income taxes	$28,532	$(559,175)	$45,164	$(573,243)
Income tax expense/(benefit)	6,896	(16,130)	10,497	(18,126)
Net income/(loss) from continuing operations	$21,636	$(543,045)	$34,667	$(555,117)

(Loss) from discontinued operations before income taxes	$-	$(8,635)	$-	$(19,264)
Income tax (benefit)	-	(2,299)	-	(5,130)
Net (loss) from discontinued operations	$-	$(6,336)	$-	$(14,134)

Net income/(loss)	$21,636	$(549,381)	$34,667	$(569,251)
Preferred stock dividend	-	130	-	255
Income/(loss) available to common shareholders	$21,636	$(549,511)	$34,667	$(569,506)

Basic earnings/(loss) per common share:
Continuing Operations	$0.43	$(10.80)	$0.69	$(11.05)
Discontinued Operations	-	(0.13)	-	(0.28)
Total	$0.43	$(10.93)	$0.69	$(11.33)

Diluted earnings/(loss) per common share:
Continuing Operations	$0.43	$(10.80)	$0.69	$(11.05)
Discontinued Operations	-	(0.13)	-	(0.28)
Total	$0.43	$(10.93)	$0.69	$(11.33)

Weighted average shares outstanding:
Basic	50,321	50,246	50,327	50,228
Diluted	50,608	50,246	50,588	50,228

CONSOLIDATED STATEMENTS OF OPERATIONS (5 Quarter Trend) - UNAUDITED - (F-5)

	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
(in thousands, except per share data)	2020	2020	2020	2021	2021
Interest income	103,688	97,768	92,131	88,153	85,364
Interest expense	26,098	20,713	16,422	13,060	9,971
Net interest income from continuing operations, not FTE	77,590	77,055	75,709	75,093	75,393
Non-interest income from continuing operations
Deposit related fees	5,373	7,062	7,523	7,126	7,508
Loan fees and revenue	5,717	4,988	4,833	10,246	7,431
Insurance commissions and fees	2,767	2,660	2,319	3,130	2,292
Wealth management fees	2,057	2,299	2,359	2,772	2,519
Mortgage banking originations	1,644	2,044	543	802	534
Other	(999)	1,927	2,105	2,148	2,211
Total non-interest income excluding (losses)/gains	16,559	20,980	19,682	26,224	22,495
Securities (losses)/gains, net	822	(1,017)	2,405	(31)	(484)
Gain on sale of business operations and assets, net	-	-	1,240	-	-
Total non-interest income	17,381	19,963	23,327	26,193	22,011
Total net revenue from continuing operations	94,971	97,018	99,036	101,286	97,404
Total net revenue from continuing operations excluding (losses)/gains	94,149	98,035	95,391	101,317	97,888

Provision for credit losses	29,871	1,200	10,000	6,500	-

Compensation and benefits	39,403	34,809	36,719	38,735	36,970
Occupancy and equipment	10,195	11,084	10,948	11,024	10,599
Technology and communications	7,755	8,540	7,988	8,593	8,214
Professional services	2,565	2,567	4,055	6,614	3,701
Other expenses	10,595	10,527	11,563	9,702	9,382
Merger, restructuring and other non-operating expenses	553,762	5,316	523	3,486	6
Total non-interest expense	624,275	72,843	71,796	78,154	68,872
Total non-interest expense excluding merger, restructuring and other	70,513	67,527	71,273	74,668	68,866

Income/(loss) from continuing operations before income taxes	$(559,175)	$22,975	$17,240	$16,632	$28,532
Income tax expense/(benefit)	(16,130)	(68)	(1,659)	3,601	6,896
Net income/(loss) from continuing operations	$(543,045)	$23,043	$18,899	$13,031	$21,636

(Loss) from discontinued operations before income taxes	$(8,635)	$(2,477)	$(5,114)	$-	$-
Income tax (benefit)	(2,299)	(659)	(1,224)	-	-
Net (loss) from discontinued operations	$(6,336)	$(1,818)	$(3,890)	$-	$-

Net income/(loss)	$(549,381)	$21,225	$15,009	$13,031	$21,636
Preferred stock dividend	130	58	-	-	-
Income/(loss) available to common shareholders	$(549,511)	$21,167	$15,009	$13,031	$21,636

Diluted earnings/(loss) per common share:
Continuing Operations	$(10.80)	$0.46	$0.38	$0.26	$0.43
Discontinued Operations	(0.13)	(0.04)	(0.08)	-	-
Total	$(10.93)	$0.42	$0.30	$0.26	$0.43

Weighted average shares outstanding:
Basic	50,246	50,329	50,308	50,330	50,321
Diluted	50,246	50,329	50,355	50,565	50,608

AVERAGE BALANCES AND AVERAGE YIELDS AND COSTS - UNAUDITED - (F-6)

	June 30, 2020		Sept. 30, 2020		Dec. 31, 2020		March 31, 2021		June 30, 2021
(in millions)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Commercial real estate	4,005	3.78%	3,986	3.52%	3,843	3.34%	3,630	3.27%	3,625	3.46%
Commercial and industrial loans	2,153	4.02	2,192	3.88	2,056	4.05	1,865	4.62	1,605	4.74
Residential mortgages	2,453	3.78	2,224	3.78	1,971	3.78	1,740	3.71	1,604	3.79
Consumer loans	865	3.72	801	3.59	726	3.41	634	3.79	582	3.80
Total loans (1)	9,476	3.83	9,203	3.68	8,596	3.62	7,869	3.73	7,416	3.84
Securities (2)	1,793	3.07	1,874	2.78	1,968	2.69	2,195	2.36	2,259	2.17
Short-term investments and loans held for sale	697	0.50	766	0.21	977	0.14	1,351	0.13	1,750	0.10
Mid-Atlantic region loans held for sale	-	-	-	-	101	4.27	295	4.09	269	3.96
Total earning assets (3)	11,966	3.50	11,843	3.31	11,642	3.17	11,710	3.07	11,694	2.96
Goodwill and other intangible assets	591		41		40		34		33
Other assets	752		760		752		724		690
Assets from discontinued operations	110		16		12		-		-
Total assets	13,419		12,660		12,446		12,468		12,417

Liabilities and shareholders' equity
NOW and other	1,184	0.30%	1,244	0.24%	1,279	0.17%	1,325	0.15%	1,389	0.07%
Money market	2,672	0.58	2,674	0.38	2,756	0.32	2,802	0.27	2,751	0.18
Savings	901	0.10	940	0.10	967	0.08	1,003	0.08	1,054	0.05
Time	3,399	1.84	3,056	1.63	2,629	1.35	2,266	1.12	2,013	0.94
Total interest-bearing deposits	8,156	1.01	7,914	0.81	7,631	0.62	7,396	0.48	7,207	0.35
Borrowings	942	2.38	777	2.36	658	2.50	500	2.78	381	3.12
Mid-Atlantic region interest-bearing deposits	-	-	-	-	180	0.80	518	0.60	517	0.51
Total interest-bearing liabilities	9,098	1.16	8,691	0.95	8,469	0.77	8,414	0.63	8,105	0.49
Non-interest-bearing demand deposits	2,343		2,559		2,542		2,537		2,787
Other liabilities (4)	274		254		279		358		351
Liabilities from discontinued operations	29		23		6		-		-
Total liabilities	11,744		11,527		11,296		11,309		11,243

Preferred shareholders' equity	20		20		7		-		-
Common shareholders' equity	1,655		1,113		1,143		1,159		1,174
Total shareholders' equity	1,675		1,133		1,150		1,159		1,174
Total liabilities and shareholders' equity	13,419		12,660		12,446		12,468		12,417

Net interest spread		2.34%		2.36%		2.40%		2.44%		2.47%
Net interest margin, FTE (5)		2.62		2.61		2.61		2.62		2.62
Cost of funds		0.92		0.73		0.60		0.48		0.36
Cost of deposits		0.79		0.61		0.47		0.36		0.25

Supplementary data
Net Interest Income, not FTE	78		77		76		75		75
Fully taxable equivalent income adjustment	2		2		1		1		2
Net Interest Income, FTE	79		79		77		77		77

Average PPP loans	461		707		685		546		321
Average loans excluding PPP loans	9,015		8,496		7,911		7,323		7,095
Total PPP loans, end of period	706		708		633		444		173
Total loans excluding PPP loans, end of period	8,664		8,274		7,448		7,215		7,059
PPP interest income	3		4		6		7		5

Total average non-maturity deposits	7,100		7,417		7,544		7,666		7,981
Total average deposits	10,500		10,473		10,173		9,932		9,994

Purchased loan accretion	2		3		2		1		2
Total average tangible equity (6)	1,085		1,091		1,110		1,125		1,141

(1) Total loans include non-accruing loans.

(2) Average balances for securities available-for-sale are based on amortized cost.

(3) Excludes discontinued operations for presentation purposes. Performance ratios are calculated including the impact of discontinued operations.

(4) Includes the Mid-Atlantic region non-interesting bearing deposits. As of June 30, 2021 and December 31, 2020, the Mid-Atlantic region average non-interest bearing deposits were $125 million and $37 million, respectively.

(5) The effect of PPP loans on the quarterly net interest margin is shown sequentially as follows beginning with the earliest quarter and ending with the most recent quarter: 0.00%, (0.01%), 0.05%, 0.11%, 0.11%. This calculation excludes gross interest income on PPP loans and average PPP loan balances.

(6) See page F-9 for details on the calculation of total average tangible equity.

ASSET QUALITY ANALYSIS - UNAUDITED - (F-7)

	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
(in thousands)	2020	2020	2020	2021	2021
NON-PERFORMING ASSETS
Non-accruing loans:
Commercial real estate	$12,486	$14,777	$35,581	$28,325	$22,799
Commercial and industrial loans	15,045	15,035	12,921	9,371	9,427
Residential mortgages	9,840	7,928	8,347	10,674	9,238
Consumer loans	7,513	9,650	8,099	7,447	6,141
Total non-accruing loans	44,884	47,390	64,948	55,817	47,605
Other real estate owned	517	401	149	149	85
Repossessed assets	1,581	1,646	1,932	1,701	1,666
Total non-performing assets	$46,982	$49,437	$67,029	$57,667	$49,356

Total non-accruing loans/total loans	0.48%	0.53%	0.80%	0.73%	0.66%
Total non-accruing loans/total loans excluding PPP loans	0.52%	0.57%	0.87%	0.77%	0.67%
Total non-performing assets/total assets	0.36%	0.39%	0.52%	0.45%	0.40%

PROVISION AND ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$113,510	$139,394	$134,414	$127,302	$123,800
Charged-off loans	(7,274)	(7,776)	(18,314)	(11,460)	(7,248)
Recoveries on charged-off loans	3,259	1,580	1,209	1,465	2,492
Net loans charged-off	(4,015)	(6,196)	(17,105)	(9,995)	(4,756)
Provision for loan credit losses	29,899	1,216	9,993	6,493	-
Balance at end of period	$139,394	$134,414	$127,302	$123,800	$119,044

Allowance for credit losses/total loans	1.49%	1.50%	1.58%	1.62%	1.65%
Allowance for credit losses/total loans excluding PPP loans	1.61%	1.62%	1.71%	1.72%	1.69%
Allowance for credit losses/non-accruing loans	311%	284%	196%	222%	250%

NET LOAN CHARGE-OFFS
Commercial real estate	$(1,679)	$(635)	$(11,862)	$(6,959)	$(2,325)
Commercial and industrial loans	(1,059)	(5,551)	(5,089)	(2,662)	(2,331)
Residential mortgages	(966)	517	250	80	176
Home equity	(10)	(57)	141	(42)	(136)
Auto and other consumer	(301)	(470)	(545)	(412)	(140)
Total, net	$(4,015)	$(6,196)	$(17,105)	$(9,995)	$(4,756)

Net charge-offs (QTD annualized)/average loans	0.17%	0.27%	0.80%	0.51%	0.26%
Net charge-offs (YTD annualized)/average loans	0.31%	0.29%	0.41%	0.51%	0.39%

ASSET QUALITY ANALYSIS - UNAUDITED (F-8)

	June 30, 2020		September 30, 2020		December 31, 2020		March 31, 2021		June 30, 2021
(in thousands)	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans	Balance	Percent of Total Loans
30-89 Days delinquent	$35,128	0.37%	$27,626	0.31%	$16,310	0.20%	$28,565	0.37%	$15,483	0.22%
90+ Days delinquent and still accruing	13,056	0.14%	12,876	0.14%	11,450	0.14%	6,124	0.08%	3,129	0.04%
Total accruing delinquent loans	48,184	0.51%	40,502	0.45%	27,760	0.34%	34,689	0.45%	18,612	0.26%
Non-accruing loans	44,884	0.48%	47,390	0.53%	64,948	0.80%	55,817	0.73%	47,605	0.66%
Total delinquent and non-accruing loans	$93,068	0.99%	$87,892	0.98%	$92,708	1.14%	$90,506	1.18%	$66,217	0.92%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-9)

		June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
(in thousands)		2020	2020	2020	2021	2021
Total revenue from continuing operations	(A)	$94,971	$97,018	$99,036	$101,286	$97,404
Adj: Net securities losses/(gains) (1)		(822)	1,017	(2,405)	31	484
Adj: Net (gains) on sale of business operations and assets		-	-	(1,240)	-	-
Total adjusted revenue (2)	(B)	$94,149	$98,035	$95,391	$101,317	$97,888

Total non-interest expense from continuing operations	(C)	$624,275	$72,843	$71,796	$78,154	$68,872
Less: Merger, restructuring and other expense		-	(5,316)	(523)	(3,486)	(6)
Less: Goodwill impairment		(553,762)	-	-	-	-
Adjusted non-interest expense (2)	(D)	$70,513	$67,527	$71,273	$74,668	$68,866

Pre-tax, pre-provision net revenue (PPNR) from continuing operations	(A-C)	$(529,304)	$24,175	$27,240	$23,132	$28,532
Adjusted pre-tax, pre-provision net revenue (PPNR) (2)	(B-D)	23,636	30,508	24,118	26,649	29,022

Net income/(loss)		$(549,381)	$21,225	$15,009	$13,031	$21,636
Adj: Net securities losses/(gains) (1)		(822)	1,017	(2,405)	31	484
Adj: Goodwill impairment		553,762	-	-	-	-
Adj: Net (gains) on sale of business operations and assets		-	-	(1,240)	-	-
Adj: Restructuring expense and other expense		-	5,316	523	3,486	6
Adj: Loss from discontinued operations before income taxes		8,635	2,477	5,114	-	-
Adj: Income taxes benefit/(expense)		(18,658)	(3,611)	(2,939)	(533)	(22)
Total adjusted income/(loss) (2)	(E)	$(6,464)	$26,424	$14,062	$16,015	$22,104

(in millions, except per share data)
Total average assets	(F)	$13,419	$12,660	$12,446	$12,468	$12,417
Total average shareholders' equity	(G)	1,675	1,133	1,150	1,159	1,174
Total average tangible shareholders' equity (2)(3)	(H)	1,085	1,091	1,110	1,125	1,141
Total average tangible common shareholders' equity (2)(3)	(I)	1,064	1,071	1,103	1,125	1,141
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,122	1,138	1,153	1,142	1,143
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,101	1,118	1,153	1,142	1,143
Total tangible assets, period-end (2)(3)	(L)	13,021	12,574	12,803	12,724	12,241

Total common shares outstanding, period-end (thousands)	(M)	50,192	50,306	50,833	50,988	50,453
Average diluted shares outstanding (thousands)	(N)	50,246	50,329	50,355	50,565	50,608

GAAP earnings/(loss) per common share, diluted (2)		$(10.93)	$0.42	$0.30	$0.26	$0.43
Adjusted earnings/(loss) per common share, diluted (2)	(E/N)	(0.13)	0.53	0.28	0.32	0.44
Tangible book value per common share, period-end (2)	(K/M)	21.94	22.22	22.68	22.39	22.66
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	8.61	9.05	9.01	8.98	9.34

Performance ratios (4)
GAAP return on equity		(131.17)%	7.50%	5.22%	4.50%	7.37%
Adjusted return on equity (2)	(E/G)	(1.54)	9.33	4.89	5.53	7.53
Return on tangible common equity (2)(5)		(206.08)	8.32	5.85	4.98	7.92
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	(2.05)	10.27	5.50	6.04	8.08
GAAP return on assets		(16.38)	0.67	0.48	0.42	0.70
Adjusted return on assets (2)		(0.19)	0.84	0.45	0.51	0.71
PPNR from continuing operations/assets (2)		(15.78)	0.76	0.88	0.74	0.92
Adjusted PPNR/assets (2)		0.71	0.97	0.78	0.85	0.93
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	71.01	65.39	71.03	71.32	67.82
Net interest margin, FTE		2.62	2.61	2.61	2.62	2.62

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$1,379	$1,377	$1,334	$41	$79
Non-interest income charge on tax-credit investments (8)	(P)	(1,097)	(1,090)	(971)	(33)	(175)
Net income on tax-credit investments	(O+P)	282	287	363	9	(96)

Intangible amortization	(Q)	$1,558	$1,530	$1,513	$1,319	$1,297
Fully taxable equivalent income adjustment	(R)	1,580	1,512	1,485	1,494	1,660

(1) Net securities losses/(gains) include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.

(2) Non-GAAP financial measure.

(3) Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.

(4) Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.

(5) Adjusted return on tangible equity is computed by dividing the total adjusted income/(loss) adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.

(6) Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.

(7) The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.

(8) The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED - (F-10)

		At or for the Six Months Ended
		June 30,	June 30,
(in thousands)		2020	2021
Total revenue from continuing operations	(A)	$187,035	$198,690
Adj: Net securities losses (1)		8,908	515
Total adjusted revenue (2)	(B)	$195,943	$199,205

Total non-interest expense from continuing operations	(C)	$695,600	$147,026
Less: Merger, restructuring and other expense		-	(3,492)
Less: Goodwill impairment		(553,762)	-
Adjusted non-interest expense (2)	(D)	$141,838	$143,534

Pre-tax, pre-provision net revenue (PPNR) from continuing operations	(A-C)	$(508,565)	$51,664
Adjusted pre-tax, pre-provision net revenue (PPNR) (2)	(B-D)	54,105	55,671

Net income/(loss)		$(569,251)	$34,667
Adj: Net securities losses (1)		8,908	515
Adj: Goodwill impairment		553,762	-
Adj: Restructuring expense and other expense		-	3,492
Adj: Loss from discontinued operations before income taxes		19,264	-
Adj: Income taxes benefit/(expense)		(22,792)	(555)
Total adjusted income/(loss) (2)	(E)	$(10,109)	$38,119

(in millions, except per share data)
Total average assets	(F)	$13,173	$12,442
Total average shareholders' equity	(G)	1,705	1,166
Total average tangible shareholders' equity (2)(3)	(H)	1,110	1,133
Total average tangible common shareholders' equity (2)(3)	(I)	1,090	1,133
Total tangible shareholders' equity, period-end (2)(3)	(J)	1,122	1,143
Total tangible common shareholders' equity, period-end (2)(3)	(K)	1,101	1,143
Total tangible assets, period-end (2)(3)	(L)	13,021	12,241

Total common shares outstanding, period-end (thousands)	(M)	50,192	50,453
Average diluted shares outstanding (thousands)	(N)	50,228	50,588

GAAP earnings/(loss) per common share, diluted (2)		$(11.33)	$0.69
Adjusted earnings/(loss) per common share, diluted (2)	(E/N)	(0.20)	0.75
Tangible book value per common share, period-end (2)	(K/M)	21.94	22.66
Total tangible shareholders' equity/total tangible assets (2)	(J/L)	8.61	9.34

Performance ratios (4)
GAAP return on equity		(66.79)%	5.95%
Adjusted return on equity (2)	(E/G)	(1.19)	6.54
Return on tangible common equity (2)(5)		(104.08)	6.46
Adjusted return on tangible common equity (2)(5)	(E+Q)/(I)	(1.48)	7.07
GAAP return on assets		(8.67)	0.56
Adjusted return on assets (2)		(0.15)	0.61
PPNR from continuing operations/assets (2)		(7.72)	0.83
Adjusted PPNR/assets (2)		0.82	0.89
Efficiency ratio (2)(6)	(D-Q)/(B+O+R)	68.89	69.60
Net interest margin, FTE		2.82	2.62

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(O)	$1,987	$120
Non-interest income charge on tax-credit investments (8)	(P)	(1,583)	(208)
Net income on tax-credit investments	(O+P)	404	(88)

Intangible amortization	(Q)	$3,138	$2,616
Fully taxable equivalent income adjustment	(R)	3,404	3,154

(1) Net securities (gains)/losses include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.

(2) Non-GAAP financial measure.

(3) Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end. Total tangible assets is computed by taking intangible assets at period-end.

(4) Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.

(5) Adjusted return on tangible equity is computed by dividing the total adjusted income/(loss) adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.

(6) Efficiency ratio is computed by dividing total adjusted tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total adjusted non-interest income adjusted to include tax credit benefit of tax shelter investments. The Company uses this non-GAAP measure to provide important information regarding its operational efficiency.

(7) The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.

(8) The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.